Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

GREENMAN ALTERNATIVE ENERGY, INC.

(AS “BUYER”),

FOR CERTAIN LIMITED PURPOSES, GREENMAN TECHNOLOGIES, INC.

(AS “PARENT”)

AND

AMERICAN POWER GROUP, INC.

(AS “SELLER”).

Dated as of July 27, 2009

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of July 27, 2009, by and among GreenMan Alternative Energy, Inc., an Iowa corporation (the “Buyer”), for purposes of Sections 1.02, 4.02(c), 4.02(d)(ii), 4.02(d)(iii) and 5.03 only, GreenMan Technologies, Inc., a Delaware corporation (the “Parent”), and American Power Group, Inc., an Iowa corporation (the “Seller”).

WHEREAS, Seller is engaged in the business of providing dual fuel alternative energy solutions (the “Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer wishes to acquire from Seller, certain assets of the Business, as described in Section 1.01 hereof, and Buyer is willing to assume certain liabilities of the Business, as described in Section 1.03 hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

ARTICLE I

TRANSFER OF ASSETS, CONSIDERATION, CLOSING, ETC.

SECTION 1.01 Transfer of Assets.

(a)           Assets.  The assets, properties and business of Seller to be sold, conveyed, transferred and delivered by Seller to Buyer pursuant to this Section 1.01(a) are referred to in this Agreement as the “Assets”. On the terms and subject to the conditions hereinafter set forth, on the Closing Date (as hereinafter defined), Seller will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from Seller, with the exceptions described below, all of the tangible and intangible assets and properties of Seller, as the same shall exist on the Closing Date and wherever located, including without limitation (x) the Assets identified on Schedule 1.01(a) attached hereto and (y) the Assets described below:

(i) all tangible personal property of Seller, except as set forth on Schedule 1.01(a)(i) attached hereto;

(ii) all intellectual property of Seller, except as set forth on Schedule 1.01(a)(ii) attached hereto;

(iii) all inventory, including supplies, raw materials and work in process and finished goods;

(iv) all accounts receivable;

(v) all of Seller’s customer relationships, outstanding customer orders and goodwill and Seller’s right to own and operate its Business;

(vi) all rights in the corporate name, trademark and trade name “American Power Group” and to the goodwill represented thereby and pertaining thereto;

(vii) all of Seller’s licenses, permits, approvals and other governmental or non-governmental authorizations or consents, except as set forth Schedule 1.01(a)(vii);

(viii) all personal property leases, except as set forth on Schedule 1.01(a)(viii) attached hereto; and

(ix) all books and records and all data, files, documents, papers, agreements, books of account and other records pertaining to the Assets or the Business which are used in connection with the Assets or the Business, including records relating to current employees of Seller, client and customer lists and records, financial records, and accounting records.

SECTION 1.02 Buyer’s Loan to Seller.  In consideration of Buyer’s purchase of the Assets, at the Closing (as defined below), Buyer or Parent shall loan Seller the sum of $360,661(the “Debt Discharge Loan”) for the purpose of enabling Seller to discharge certain liabilities and obligations described in Section 4.01(f) below. In consideration of the Debt Discharge Loan, Seller shall execute and deliver to Buyer (or Parent, as the case may be) Seller’s promissory note in the form attached hereto as Exhibit A (the “Debt Discharge Note”).

SECTION 1.03 Assumption of Certain Indebtedness.  In further consideration of Buyer’s purchase of the Assets, on the Closing Date, Buyer shall assume (a) Seller’s indebtedness under the Debt Discharge Note in the principal amount of $360,661and under that certain Secured Promissory Note in the principal amount of $250,000, issued as of May 14, 2009 by Seller to GreenMan (the “Bridge Note”), and (b) those liabilities and obligations of Seller which are specifically identified on Schedule 1.03 attached hereto (the obligations described in clauses (a) and (b) of this Section 1.03, the “Assumed Liabilities”).

SECTION 1.04 Additional Consideration.

(a)           Goodwill Gross-up.  In further consideration of Buyer’s purchase of the Assets, Seller covenants and agrees to pay to Buyer an amount equal to the greater of (i) (L - A) / 2; or (ii) (L - A) - $500,000 (as the case may be, the “Goodwill Gross-up”); where:

L =
the sum of (i) the amount paid by Buyer or Parent to FSB (as defined below) on behalf of Seller pursuant to Section 1.04(f), and (ii) the aggregate amount of the Assumed Liabilities as of the Closing Date; and

A =
the book value of the tangible Assets, as recorded on Buyer’s books as of the Closing Date (as defined below) in accordance with generally accepted accounting principles and Buyer’s customary accounting and financial reporting policies (“GAAP”);

(b)           Estimated Payment at Closing.  The parties estimate the Goodwill Gross-up as of the Closing Date (the “Estimated Goodwill Gross-up”) to be $531,500. At the Closing, Seller shall execute and deliver to Buyer Seller’s promissory note in the amount of the Estimated Goodwill Gross-up, in the form attached hereto as Exhibit B (the “Estimated Goodwill Note”).

(c)           Post-Closing Adjustment of the Goodwill Gross-up.  Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Goodwill Statement”) setting forth the goodwill actually recorded on Buyer’s books as of the Closing as a consequence of the purchase and sale of the Assets and Buyer’s calculation of the actual Goodwill Gross-up due to Buyer under Section 1.04(a) (the “Final Goodwill Gross-up”). The Goodwill Statement shall be prepared and determined in accordance with GAAP and the principles and policies used to determine the Estimated Goodwill Gross-up. If the amount of the Final Goodwill Gross-up as set forth on the Goodwill Statement exceeds the amount of the Estimated Goodwill Gross-up (such excess, the “Goodwill True-up”), then Seller shall promptly execute and deliver to Buyer Seller’s promissory note in the amount of the Goodwill True-up, in the form attached hereto as Exhibit B (the “Goodwill True-up Note”). If the amount of the Estimated Goodwill Gross-up exceeds the amount of the Final Goodwill Gross-up as set forth on the Goodwill Statement, then the amount of such difference shall be deemed to be a partial prepayment, as of the Closing Date, of principal payable under the Estimated Goodwill Note.

(d)           Disputes Regarding the Goodwill True-up.  Buyer shall provide Seller with access to all relevant information used in preparing the Goodwill Statement. Seller shall have 30 days after its receipt of the Goodwill Statement to dispute the Goodwill Statement and the Final Goodwill Gross-up or the Goodwill Statement and Final Goodwill Gross-up shall be deemed to be accepted and final. Any objection notice to the Goodwill Statement must state with reasonable specificity the amounts and reasons for disagreement. Seller and Buyer shall thereafter use commercially reasonable efforts to agree on the disputed amounts and if they are unable to do so within 30 days of receipt by Buyer of Seller’s objection notice, Seller and Buyer shall promptly engage a mutually agreed upon firm of independent accountants to resolve their dispute. In the absence of prompt agreement on the identity of the independent accountants, the parties shall engage the accounting firm of RSM McGladrey of Des Moines, Iowa to resolve the dispute as soon as practicable. The independent accountants’ decision shall be final, binding and conclusive upon the parties and shall be the parties’ sole and exclusive remedy regarding any dispute concerning the Goodwill Statement and the Goodwill True-Up Amount.  Buyer and Seller shall share equally the fees and expenses of the independent accountants.

(e)           Execution of Goodwill True-up Note.  The full amount of the Goodwill True-up shall become immediately due and payable if Seller fails or refuses to execute and deliver the Goodwill True-up Note, if required by Section 1.04(c), within 10 days after the later of (i) the delivery of the Goodwill Statement or (ii) receipt of the independent accountants’ decision.

(f)           Retirement of FSB Obligations.  In further consideration of Buyer’s purchase of the Assets, on the Closing Date, Buyer shall pay directly to Farmers State Bank (“FSB”), on behalf of Seller, such amount, not to exceed $850,000 (inclusive of all principal, accrued but unpaid interest and other charges, fees and obligations), in full satisfaction of all of Seller’s obligations to FSB under certain promissory notes issued by Seller and an Operating Loan and Security Agreement between Seller and FSB dated April 21, 2009 (collectively, the “FSB Agreements”).

SECTION 1.05 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location to be selected by Seller and Buyer on July 27, 2009 or at such other date as Seller and Buyer may mutually agree (such date and time of Closing herein called the “Closing Date”).

SECTION 1.06 Non-Assumption of Liabilities.  Notwithstanding any other provision of this Agreement, Buyer is not assuming, nor shall it be deemed to have assumed, any liabilities or obligations of Seller other than those specifically set forth in Section 1.03 (including Schedule 1.03), whether actual, contingent, direct or indirect, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement (the “Excluded Liabilities”). Seller hereby acknowledges that it is retaining the Excluded Liabilities and Seller agrees to pay, discharge and perform all such liabilities and obligations promptly as and when due. Without in any way limiting the generality of the foregoing, Buyer shall not assume or be obligated to pay, perform or discharge any liabilities, obligations or commitments of Seller relating to or arising out of any of the following:

(a)           Transaction Documents.  Any liabilities and obligations arising out of Seller’s obligations under this Agreement and the other documents executed in connection with the Closing (including without limitation the Estimated Goodwill Note and the Goodwill True-up Note, if any);

(b)           Taxes. Any liabilities for federal, state and local Taxes (as hereinafter defined) of Seller or relating to the Assets (as a result of income, gain or otherwise) for any period prior to or including the Closing Date;

(c)           Indebtedness.  Except to the extent expressly set forth on Schedule 1.03, and subject to the limits set forth thereon, any liabilities and obligations to repay indebtedness for borrowed money incurred by Seller, whether current or long term liabilities, including any liabilities or obligations under any capitalized leases, notes payable to shareholders or other third parties, any negative cash balance with any financial institution, bonds, debentures or installment contracts;

(d)           Professional Fees.  Any liabilities and obligations of Seller for fees, costs and expenses of attorneys, independent public accountants, investment bankers or other representatives incurred in connection with the negotiation, preparation or consummation of the Closing;

(e)           Litigation.  Any liabilities and obligations of Seller relating to the Assets arising out of any action based on any state of facts or events occurring on or prior to the Closing Date including but not limited to pending litigation;

(f)           Employment Matters.  Except to the extent expressly set forth on Schedule 1.03, and subject to the limits set forth thereon, any liabilities and obligations of Seller for any workers’ compensation, payroll and other Taxes (or withholdings or similar items and any wages, bonuses, commissions, sick pay or vacation payments, severance payments or other compensation;

(g)           Violation of Law.  Any violation or non-compliance with applicable law by Seller relating to the Business;

(h)           Intercompany Liabilities.  Any liabilities or obligations of Seller to any subsidiary of Seller, any shareholder or other related or affiliated person; and

(i)           Accounts Payable; Current and Long Term Liabilities.  Except to the extent expressly set forth on Schedule 1.03, and subject to the limits set forth thereon, any and all accounts payable (including any past due payables) and current or long term liabilities of Seller.

SECTION 1.07 Purchase Price; Allocation of Purchase Price.

(a)           Purchase Price.  For purposes of this Agreement, the purchase price of the Assets (the “Purchase Price”) shall be deemed to be equal to the sum of (i) the amount paid by Buyer or Parent to FSB on behalf of Seller pursuant to Section 1.04(f), (ii) the Assumed Liabilities, (iii) the unpaid principal amount of the Estimated Goodwill Note outstanding from time to time and (iv) the unpaid principal amount of the Goodwill True-up Note, if any, outstanding from time to time.

(b)           Allocation. After a thorough analysis of the transaction and arms’ length negotiations between the parties, Buyer and Seller agree that the Purchase Price shall be allocated as set forth on Schedule 1.07 attached hereto. Buyer and Seller shall report, act and file any and all Tax Returns (as defined below) in all respects in a manner consistent with the said allocation. Neither Buyer nor Seller shall take any position inconsistent with such allocation upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise unless required to do so by applicable law. Any adjustment to the Goodwill Gross-up shall be allocated among the Assets in manner consistent with Schedule 1.07. Buyer and Seller shall be bound by the allocation of the Purchase Price, including the allocation of any Goodwill Gross-up, as set forth in this Section 1.07.

(c)           Cooperation. Buyer and Seller shall duly and timely file their respective Tax returns with respect to the sale of the Assets and payments hereunder in accordance with this Section 1.07. Buyer and Seller shall cooperate in the preparation of such Tax returns. In the event that any allocation hereunder is questioned, audited or disputed by any taxing authority, the party receiving notice thereof shall promptly notify and consult with the other party concerning the strategy for the resolution thereof, and shall keep the other party apprised of the status of such question, audit or dispute and the resolution thereof.

SECTION 1.08 Further Assurances.  If at any time after the Closing Date, Buyer shall reasonably consider or be advised that any further assignments or assurances in law or any other acts are necessary, (a) to vest, perfect or confirm, of record or otherwise, in Buyer, the title to Assets acquired by reason of, or as a result of, this Agreement, or (b) otherwise to carry out the purposes of this Agreement, Seller shall execute and deliver such other assignments or assurances in law and will take such further action, as may be reasonably requested by Buyer to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purposes of this Agreement; provided, however, if such assignments, assurances or other acts are not so promptly carried out by Seller, Seller agrees that Buyer and its proper officers and directors are fully authorized in the name of Seller to take any and all such action upon reasonable advance notice to Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.01 Representations and Warranties of Seller.  As used in this Section 2.01, Seller will be deemed to have “Knowledge” of a particular fact or matter if: (i) any of Seller’s officers, directors or stockholders is actually aware of such fact or matter or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation; provided, however, that no such individual shall be required to consult any docket or public records or make any inquiry of any unrelated third parties. Except as set forth on Schedule 2.01 attached hereto (the “Disclosure Schedule”) delivered by Seller to Buyer concurrently with the execution of this Agreement, Seller represents and warrants to Buyer as follows:

(a)        Organization and Qualification, etc.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Seller has full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly qualified to do business and is in good standing in each other jurisdiction as set forth in Section 2.01(a) of the Disclosure Schedule where the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, “Material Adverse Effect” means any change in, or effect on, or series of related changes in, or related effects on, the business of such party as currently conducted by such party and its subsidiaries which, when taken as a whole, is materially adverse to the results of its operations or financial or other condition before giving effect to the transactions contemplated by this Agreement and other than such changes or effects generally affecting the industry of such party and its subsidiaries or the economy of the United States.

(b)           Authority Relative to Agreement.  Seller has the power and authority to execute and deliver this Agreement and each of the other agreements, documents and instruments to be executed and delivered pursuant to this Agreement (together, the “Seller Documents”) and to consummate the transactions contemplated on the part of Seller hereby and thereby. No other legally required proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or of the Seller Documents, or the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). The Seller Documents, when executed and delivered by Seller, shall be duly executed and delivered by Seller, and shall be valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject only to the exceptions set forth in the preceding sentence.

(c)           Non-Contravention.  The execution and delivery of this Agreement by Seller do not, and the execution and delivery by Seller of the Seller Documents and the consummation by Seller of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation or By-Laws of Seller, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the Assets pursuant to any provision of, any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Seller is a party or by which any of the Assets is bound, or (iii) violate any law, ordinance or regulation to which Seller or the Assets is subject. Except as set forth in Section 2.01(c) of the Disclosure Schedule, no consent or approval by any third party is required in connection with the execution, delivery and performance of this Agreement or the Seller Documents by Seller.

(d)           Litigation.  To the Knowledge of the Seller, there are no actions, suits or proceedings with respect to the Assets or the Business pending or threatened against Seller, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality (individually, a “Governmental Entity”) other than those set forth in Section 2.01(d) of the Disclosure Schedule. To the Knowledge of Seller, there is no investigation pending or threatened against Seller, its properties or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Business to offer or sell any of its products.

(e)           Government Approvals; Permits.

(i)           No consent, authorization, order or approval of, or filing or registration with, any Governmental Entity is required for the execution and delivery of this Agreement or the Seller Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby.

(ii)           Except as set forth in Section 2.01(e)(ii) of the Disclosure Schedule, neither the delivery by Seller of this Agreement or the Seller Documents, nor the operation by Seller of the Business, requires any permit, certificate, license, consent, approval or authorization of any Governmental Entity (each, a “Permit”). All Permits identified in Section 2.01(e)(ii) of the Disclosure Schedule are valid, in full force and effect, and are transferable to Buyer without the consent or approval of any Governmental Entity.

(f)           Liabilities; Contracts. Seller has no liabilities or obligations, contingent or otherwise, other than as set forth in Section 2.01(f) of the Disclosure Schedule. Section 2.01(f) of the Disclosure Schedule sets forth a true and complete list of all contracts and leases, whether written or oral, to which Seller is a party or by which any of the Assets may be bound. All such contracts and leases are valid and in full force and effect in accordance with their respective terms. Except as set forth on Section 2.01(f) of the Disclosure Schedule, there are no defaults under any such contracts or leases attributable to Seller, and no material event has occurred which (whether or not with notice, lapse of time or both) would constitute a default.

(g)           Absence of Certain Changes or Events.  Except as set forth in Section 2.01(g) of the Disclosure Schedule, Seller has not:

(i)           to its Knowledge, waived or released, under any contract, rights of Seller with respect to the Assets having value to the Business, other than in any case in the ordinary course of business and consistent with past practice;

(ii)           suffered any labor trouble or claim of wrongful discharge, discrimination or other unlawful labor practice or action;

(iii)           commenced or threatened to commence any lawsuit or proceeding against a third party;

(iv)           negotiated or agreed to do any of the things described in the preceding clauses (i) through (iii); or

(v)           suffered any Material Adverse Effect.

(h)           Title to Assets; Absence of Liens and Encumbrances, etc.  Upon the consummation of the transactions contemplated by this Agreement, Buyer will acquire from Seller good and marketable title to all of the Assets, free and clear of any liens, charges, pledges, security interests or other encumbrances except those set forth in Section 2.01(h) of the Disclosure Schedule. Section 2.01(h) of the Disclosure Schedule sets forth a true and correct list of all fixed assets and equipment of Seller as of the date of this Agreement. The Assets include all assets, properties, rights, interests and claims used in the conduct of the Business by Seller. The Assets are suitable for the uses for which they are presently used by Seller and are free from any material defects, ordinary wear and tear excepted. SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND CONVEYS ALL ASSETS “AS IS” EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

(i)           Accounts Receivable.  Section 2.01(i) of the Disclosure Schedule sets forth a true and correct list of all accounts receivable of Seller as of the date of this Agreement. All accounts receivable included within the Assets have arisen from bona fide sales in the ordinary course of business, are in the process of collection and, to Seller’s Knowledge, are collectible in the ordinary course of business. None of such accounts receivable are subject to any counterclaims, defenses or set-offs, or are otherwise in dispute.

(j)           Inventories. Section 2.01(j) of the Disclosure Schedule sets forth a true and correct list of all inventory of Seller, including supplies, raw materials and work in process and finished goods, as of the date of this Agreement. All inventories included within the Assets are of a quality and quantity usable and salable in the ordinary course of the Business.

(k)           Confidentiality.  Seller has taken all steps that reasonably are required to protect Seller’s rights in confidential information of the Business or provided by any other person to Seller. Without limiting the foregoing, Seller has and enforces a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements, and all current and former employees, consultants and contractors of Seller have executed such an agreement.

(l)           Employees; Employee Benefits.  Section 2.01(l) of the Disclosure Schedule sets forth a true and complete list of the names and salaries, bonuses, vacation and other allowances, and other employment conditions, of all present officers and employees of Seller, including the last date of any increase in such persons’ compensation. Seller has never maintained, administered, or contributed to any “employee pension benefit plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (collectively, “Employee Plans”).

(m)           Compliance with Law; No Defaults. The Business is in material compliance with all applicable federal, state, or local laws, statutes, ordinances, rules, regulations and codes of any Governmental Entity applicable to the Business. Seller is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal with respect to the Assets or the Business, and Seller has not been notified that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject with respect to the Assets or the Business, or that it has failed to obtain any Permit necessary to the ownership of the Assets or the operation of the Business.

(n)           Restrictions on Activities.  There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or otherwise binding upon Seller which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of Seller.

(o)           Insurance.  Section 2.01(o) of the Disclosure Schedule summarizes the amount and kinds of insurance as to which Seller has insurance policies, contracts or fidelity bonds relating to the Business or the Assets. All such insurance policies, contracts and bonds are in full force and effect. There is no claim by Seller pending under any of such policies or bonds with respect to the Business or the Assets. All premiums due and payable under all such policies, contracts and bonds have been paid and Seller is otherwise in compliance in all material respects with the terms of such policies, contracts and bonds. No notice of cancellation or termination of any such insurance policies, contracts or bonds has been given to Seller by the carrier of any such policy, contract or policy.

(p)   Taxes.

(i)           Filing of Tax Returns.  Seller has timely filed with the appropriate taxing authorities all returns in respect of Taxes required to be filed through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date. The Tax Returns and other information filed with any taxing authority are complete and accurate in all material respects.

(ii)           Payment of Taxes.  All Taxes payable by Seller, in respect of periods ending on or before the Closing Date, have been timely paid, and Seller has no liability for Taxes in excess of the amounts so paid. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)           Audits, Investigations or Claims.  There are no pending or threatened audits, investigations, claims or other actions for or relating to any additional liability of Seller in respect of Taxes, and there are no matters under discussion between Seller and any Governmental Entity with respect to Taxes. There are no tax liens on any of the Assets.

(iv)           Withholding of Purchase Price.  Seller is not, and never has been, a United States real property holding corporation within the meaning of Section 897 of the Code (as defined below), and Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code or any provision of state, local or foreign law upon payment of the Purchase Price to the Seller.

(v)           Definitions.  “Taxes” shall mean any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Entity, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto. “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller. “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

(q)           Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any other person on behalf of Seller in such manner as to give rise to any valid claim by any other person against Seller or Buyer for a finder’s fee, brokerage commission or similar payment.

(r)           Representations Complete.  None of the representations or warranties made by Seller in this Agreement, nor any statement made in the Disclosure Schedule or in any certificate furnished by Seller to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 2.02 Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)           Organization and Qualification, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Buyer has full corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

(b)           Authority Relative to Agreement.  Buyer has the power and authority to execute and deliver this Agreement and each of the other agreements, documents and instruments to be executed and delivered pursuant to this Agreement (together, the “Buyer Documents”) and to consummate the transactions contemplated on its part hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery at the Closing Date of this Agreement by Seller, is its valid and binding agreement, enforceable against Buyer, in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity, including concepts of reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). The Buyer Documents, when executed and delivered by Buyer, shall be duly executed and delivered by Buyer, and shall be valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to the exceptions set forth in the preceding sentence.

(c)           Non-Contravention.  The execution and delivery of this Agreement by Buyer do not, and the execution and delivery by Buyer of the Buyer Documents and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Certificate of Incorporation or By-Laws of Buyer, (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon the property of Buyer pursuant to any provision of, any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Buyer is a party or by which any of its assets may be bound, or (iii) violate any law, ordinance or regulation to which Buyer is subject.

(d)           Government Approvals.  No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement or the Buyer Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby.

(e)           Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller, without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any person against Buyer or Seller for a finder’s fee, brokerage commission or similar payment.

(f)           Investment.  Buyer understands that Seller’s promissory notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Buyer is acquiring the Seller’s promissory notes solely for its own account for investment purposes, and not with a view to the distribution thereof. Buyer is an “accredited investor” (as such term is defined in Regulation D promulgated by the Securities and Exchange Commission) with knowledge and experience in business and financial matters, has received information concerning Seller and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding Seller’s promissory notes, and is able to bear the economic risk and lack of liquidity inherent in holding Seller’s promissory notes. Nothing in this Section 2.02(f), however, shall be construed as a qualification of any of Seller’s representations and warranties in this Agreement or in any Seller Document, or as a limitation on Buyer’s rights and remedies hereunder.

ARTICLE III

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 3.01 Conduct of Business.  During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, Seller shall conduct the Business according to its ordinary and usual course of business and use its best efforts to preserve substantially intact the Assets, keep available the services of Seller’s employees, officers and directors and maintain its present relationships with customers, suppliers and others having significant business relationships with it. Seller shall cause representatives to confer with representatives of Buyer to keep them informed with respect to the general status of the on-going operations of the Business.

SECTION 3.02 Access to Information by Buyer.  Upon reasonable notice to Seller, Buyer may, prior to the Closing Date, have access to the Business and Assets and information concerning Seller’s financial and legal condition as Buyer deems reasonably necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall be during normal business hours and shall not interfere with normal operations of the Business and provided further that such access shall be subject to any confidentiality restrictions to which Seller is subject, either by contract or under any applicable law. Seller agrees to permit Buyer and its authorized representatives to have, or cause them to be permitted to have, after the date hereof and until the Closing Date, upon reasonable notice, full access to the premises, books and records of the Business during normal business hours, and Seller shall cause the employees of Seller assigned to the Business to furnish Buyer with such financial and operating data and other information with respect to the Business and the Assets as Buyer shall from time to time reasonably request.

SECTION 3.03 Confidentiality.  Seller covenants and agrees that, for a period of five years following the Closing Date, (a) it will hold all information concerning the Business and the Assets, and all information concerning Buyer or GreenMan received from Buyer (other than information which (i) becomes generally available to the public, (ii) was available to Seller on a non-confidential basis prior to its disclosure by Buyer, or (iii) becomes available to Seller on a non-confidential basis from a source other than Buyer that is not prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation) on a confidential basis, (b) not use itself or voluntarily disclose (other than pursuant to legal process after an opportunity to restrict or otherwise limit disclosure) to others any such information, (c) upon request promptly return every document furnished by Buyer in connection herewith and any copies thereof it may have made and to destroy any summaries, compilations or similar documents it may have made or derived from such material and have its representatives promptly return such documents and copies and destroy such summaries, compilations or similar documents.

SECTION 3.04 Consents and Authorizations.  As soon as practicable, each of the parties hereto will commence to take all reasonable action to obtain all authorizations, consents, orders and approvals of all third parties and of all federal, state and local regulatory bodies and officials which may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

SECTION 3.05 Non-Assignable Contracts.  Seller shall use its best efforts to obtain and deliver to Buyer at or prior to the Closing Date such consents or waivers as are required in order that any contract which would be breached or violated, or would give any other party the right to cancel the same, as a result of the consummation of the transactions contemplated hereby, shall not be so breached or violated or result in such right of cancellation.

SECTION 3.06 Non-Competition and Non-Solicitation.  In consideration of Buyer’s consummation of the transactions contemplated by this Agreement, and as a material inducement to Buyer to enter into this Agreement, Seller covenants and agrees as follows:

(a)           Non-Compete.  During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompete Period”), neither Seller nor any affiliate of Seller will at any time, in any capacity, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an agent, security holder, consultant, stockholder, subsidiary, partner or otherwise with, any person, firm, corporation or business that engages in any activity that is the same as, similar to, or competitive with the Business, anywhere within any county of any state or territory of the United States.

(b)           Non-Solicitation.  During the Noncompete Period, neither Seller nor any affiliate of Seller will at any time, in any capacity, directly or indirectly, (i) induce or attempt to induce any employee of Buyer to leave their employ, or otherwise solicit the employment of any such employee of Buyer, hire any such employee or in any way interfere with the relationship between Buyer and any of such employees, (ii) induce or attempt to induce any customer of Buyer to cease doing business with Buyer or in any way interfere with the relationship between Buyer and any of its customers or business relations, or (iii) solicit the business of any then existing customer of Buyer.

(c)           Invalid Provisions.  If, at the time of enforcement of the provisions of this Section 3.06, a court of competent jurisdiction holds that any of the restrictions set forth in Section 3.06 are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration, geographic area or scope of activity, or any other reason, the parties agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances will be substituted for the stated period, scope or geographic area.

(d)           Enforcement.  Without limiting any of Buyer’s rights under this Agreement, the parties hereto acknowledge that Buyer will be entitled to enforce its rights under this Section 3.06 specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach or threatened breach of any provisions of this Section 3.06 and to exercise all other rights existing in its favor. The parties acknowledge and agree that the breach of any term or provision of this Section 3.06 by Seller will materially and irreparably harm Buyer, that money damages will accordingly not be an adequate remedy for any breach of the provisions of this Section 3.06 by Seller and that Buyer in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Section 3.06.

SECTION 3.07  Buyer’s Purchase or Lease of Facilities.  If, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, Buyer decides to purchase or lease a production facility for the operation of the Business within the States of Iowa or Indiana, Buyer shall notify Seller of its intent and the potential location of the facility. For a period of 60 days from the receipt of such notice, Buyer shall be required to first attempt to lease or purchase such facility from Seller on mutually acceptable terms.

SECTION 3.08 Taxes. Seller shall duly and timely withhold or collect, pay over and report to the appropriate authority any Taxes required to be withheld or collected by Seller with respect to the Assets on or before the Closing Date under all applicable laws.

SECTION 3.09 Corporate Identity.  Seller acknowledge that, as between Seller and Buyer, as of and following the Closing, Buyer has the absolute and exclusive proprietary right to all names, marks, trade names and trademarks incorporating the words “American Power Group” or any derivative or variation thereof or any distinctive mark associated therewith (collectively, “APG Names”) and to all corporate symbols or logos incorporating the such words or any derivative or variation thereof or any distinctive mark associated therewith (collectively, “APG Logos”), and that all rights thereto and the goodwill represented thereby and pertaining thereto are being transferred to Buyer. From and after the Closing Date neither Seller nor any if its affiliates will use any APG Name or APG Logo in or on any of their literature, sales materials or products or otherwise in connection with the sale of any products or services.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer prior to or at the Closing Date of each of the following conditions:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement or in any Seller Document or closing certificate delivered to Buyer pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and Seller shall have delivered to Buyer a certificate to that effect.

(b)           Compliance with Covenants. Seller shall have performed and complied in all respects with all covenants of this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect.

(c)           Completion of ITG Transactions.  Seller shall have completed the acquisition of such assets of ITG Innovative Technology Group Corporation (“ITG”) which constitute Assets.

(d)           Seller Documents.  Seller shall have duly executed and delivered to Buyer:

(i) a bill of sale in the form attached hereto as Exhibit C, transferring good and valid title to the Assets to Buyer;

(ii) such other bills of sale, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes of this Agreement;

(iii) the Debt Discharge Note;

(iv) the Estimated Goodwill Note; and

(v) a Certificate of Amendment to Seller’s Articles of Incorporation changing its name to delete any reference to “American Power Group” or to any derivative or variation thereof.

(e)   Obligations to FSB.  Buyer shall have provided Seller with:

(i) documentation from FSB stating the full amount due and payable (including, but not limited to, principal, interest, penalties, make-whole fees, transaction fees, etc.) to FSB under the FSB Agreements and all other loan agreements, promissory notes and other credit instruments from or with FSB in order to satisfy and extinguish all of Seller’s liabilities and obligations to FSB as of the Closing Date; and

(ii) documentation evidencing arrangements by Seller that, upon payment of such amount pursuant to Section 1.04(f), all liens, encumbrances, security interests, deeds of trusts and other similar interests in Seller’s assets or property are terminated, cancelled and otherwise removed by FSB.

(f)           Financing.  Simultaneously with or prior to the Closing, Buyer shall have obtained sufficient financing, on terms satisfactory to Buyer, to allow Buyer to pay to FSB the amounts contemplated pursuant to Section 1.04(f).

(g)           Use of the Debt Discharge Loan. Seller (or ITG) shall have used the proceeds of the Debt Discharge Loan (i) to satisfy Tax obligations of ITG in the amount of $183,076.55 to the Internal Revenue Service, (ii) to pay a bonus of $70,000 to N. Raul Llanos, and (iii) to pay certain accrued operating expenses in the amount of $107,584.45; and Seller shall have demonstrated such payments to the satisfaction of Buyer in its sole discretion.

(h)           Legal Actions or Proceedings.  No legal action or proceeding shall have been instituted after the date hereof against Seller or against Buyer, arising by reason of the transactions contemplated by this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement or (ii) to have a Material Adverse Effect.

(i)           Consents.  On or prior to the Closing Date, Seller shall have obtained each of the consents to the transactions contemplated by this Agreement identified in Section 2.01(c) of the Disclosure Schedule.

(j)           Supporting Documents.  On or prior to the Closing Date, Buyer and its counsel shall have received copies of the following supporting documents:

(i) (A) The Articles of Incorporation of Seller and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Iowa and (B) a certificate of said Secretary dated as of a recent date as to the good standing of Seller and (if available in the state of incorporation of Seller) listing all documents of Seller on file with said Secretary; and

(ii) certificates of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-Laws of Seller as in effect on the date of such certification; (B) that attached thereto are true and complete copies of resolutions adopted by Seller’s Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Articles of Incorporation of Seller have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; and (D) as to the incumbency and specimen signature of any officer of Seller executing any certificate or instrument furnished pursuant hereto, and a certificate by another officer of Seller as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

(k)           Employment Agreements.  Buyer shall have entered into employment agreements with each of N. Raul Llanos and Michael Schiltz in the forms attached hereto as Exhibits D and E, respectively.

(l)           Consulting Agreement.  Buyer shall have entered into a consulting agreement with Rick Kremer in the form attached hereto as Exhibit F.

(m)           Due Diligence.  Buyer shall have completed and be satisfied, in its sole discretion, with the industry, legal, financial, tax, and business due diligence of Seller and the Assets.

(n)           Sublease. Buyer shall have entered into a sublease agreement with Seller for Seller’s facility located in Ft. Lauderdale, Florida in the form attached hereto as Exhibit G.

(o)           Escrow Agreement. Buyer, Parent, Seller and Morse, Barnes-Brown & Pendleton, P.C. (the “Escrow Agent”) shall have entered into an Escrow Agreement, in the form attached hereto as Exhibit H (the “Escrow Agreement”).

(p)           Regulatory Approvals.  Buyer shall have obtained any required regulatory approvals and Permit transfers, specifically including, without limitation, transfer of all Permits identified in Section 2.01(e)(ii) of the Disclosure Schedule.

(q)           Corporate Proceedings.  All corporate and other proceedings to be taken by the Seller in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel will have received all such counterpart originals or certified or other copies of such documents and other closing documents as they reasonably may request.

SECTION 4.02 Conditions Precedent to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller prior to or at the Closing Date of each of the following conditions:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement or in any Buyer Document or closing certificate delivered to Seller pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date, other than such representations and warranties as are specifically made as of another date, and Buyer shall have delivered to Seller a certificate to that effect.

(b)           Compliance with Covenants.  Buyer shall have performed and complied in all respects with all covenants of this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate to such effect.

(c)           Debt Discharge Loan. Buyer or Parent shall have funded the Debt Discharge Loan.

(d)           Obligations to FSB. Buyer shall have paid to FSB the amounts contemplated by Section 1.04(f).

(e)           Buyer Documents.  Buyer shall have delivered to Buyer:

(i) an instrument of assumption in the form attached hereto as Exhibit I sufficient to effect the assumption of all Assumed Liabilities, duly executed by Buyer;

(ii) an instrument discharging the personal guarantees of Rick Kremer and Michael Schiltz of Seller’s obligations under the Bridge Note, duly executed by Parent; and

(iii) the consent of Parent to the assumption of the Bridge Note by Buyer.

(f)           Escrow Agreement. Buyer, Parent, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

(g)           Legal Actions or Proceedings.  No legal action or proceeding shall have been instituted after the date hereof against Seller or against Buyer, arising by reason of the transactions contemplated by this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement or (ii) to have a Material Adverse Effect.

(h)           Corporate Proceedings.  All corporate and other proceedings to be taken by Buyer in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Seller and its counsel, and Seller and its counsel will have received all such counterpart originals or certified or other copies of such documents and other closing documents as they reasonably may request.

(i)           Supporting Documents.  On or prior to the Closing Date, Seller and its counsel shall have received copies of the following supporting documents:

(i) (A) copies of the Articles of Incorporation of Buyer, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Iowa, and (B) a certificate of said Secretary of State dated as of a recent date as to the status of Buyer; and

(ii) a certificate of the Secretary or an Assistant Secretary of Buyer dated the Closing Date and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws as in effect on the date of such certification; (B) that the Articles of Incorporation have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; and (C) as to the incumbency and specimen signature of each officer executing this Agreement and a certification by another officer of such company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

ARTICLE V

SURVIVAL; INDEMNIFICATION

SECTION 5.01 Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing Date and shall remain in full force and effect for eighteen months after the Closing Date; provided, however that (i) the representations and warranties set forth in Sections 2.01(l), 2.01(m) and 2.01(p) will survive until three months after the expiration of the applicable statute of limitations (with extensions) and (ii) the representations and warranties of the parties set forth in Sections 2.01(a), 2.01(b), 2.01(h), 2.02(a) and 2.02(b) will survive the Closing Date indefinitely. Any claim (whether or not fixed as to liability or liquidated as to amount) pending on the expiration date of the applicable survival period set forth above for which a claim notice has been given in accordance with this Article V on or before such expiration date may continue to be asserted and indemnified against until finally resolved.

SECTION 5.02 Indemnification Generally.

(a)           By the Seller.  Seller agrees to indemnify, save, hold harmless and defend Buyer, its affiliates and officers, directors, principals, agents, employees or other authorized representatives, successors and assigns, from and against any and all costs and losses, including without limitation Taxes, liabilities, obligations, damages, deficiencies, actions, claims, demands, and expenses (whether or not arising out of third-party claims), and reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (“Losses”), asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Seller in or pursuant to this Agreement or in any certificate or other closing document delivered pursuant to this Agreement (each representation and warranty being read for this purpose without regard to any “materially,” “Material Adverse Effect,” “in any material respect” or similar exception or qualifier contained in any such representation or warranty); (ii) any failure by Seller to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement or in any certificate or other closing document delivered pursuant to this Agreement; (iii) any acts or omissions of Seller relating to the operations, ownership, condition or conduct of the Business and the Assets prior to the Closing, whether or not disclosed in any Schedule to this Agreement; and (iv) any Excluded Liability. Seller shall not be responsible for indemnifying Buyer against any costs or losses related to the breach of a representation or warranty of which Buyer had actual knowledge on the Closing Date; provided, however, that no information provided in Section 2.01(d) of the Disclosure Schedule shall be deemed to give Buyer knowledge of any potential breach by Seller of its representations and warranties in Section 2.01(h) of this Agreement or otherwise limit Buyer’s rights to indemnification hereunder in the event any third party challenges Buyer’s title to any of the Assets.

(b)           By Buyer.  Buyer agrees to indemnify, save, hold harmless and defend Seller, its affiliates and officers, directors, principals, agents, employees or other authorized representatives, successors and assigns, from and against any and all Losses asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in or pursuant to this Agreement or in any certificate delivered under this Agreement; or (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any certificate or closing document delivered under this Agreement. Buyer shall not be responsible for indemnifying Seller against any costs or losses related to the breach of a representation or warranty of which Seller had actual knowledge on the Closing Date.

(c)           Defense of Claims.  If a claim for Losses (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification will give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article V. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Agreement, written notice of such will be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons). The failure of any indemnified party to give timely notice under this Agreement will not affect its rights to indemnification under this Agreement, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party will be obligated under the terms of its indemnity under this Agreement in connection with such lawsuit or action, then the indemnifying party will be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party will be entitled at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing) and (iii) to compromise or settle such claim, which compromise or settlement will be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within 30 days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim will not be compromised or settled without the written consent of the indemnifying party, which consent will not be unreasonably withheld, unless the proposed settlement involves only the payment of money damages by the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The parties hereto will reasonably cooperate with each other in connection with any such defense.

SECTION 5.03 Setoff. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right, but not the obligation, to setoff and/or offset the amount of any Claims it may have pursuant to this Agreement, the Goodwill Gross-up Note and/or the Goodwill True-up Note, if any, against any amounts payable to Seller by Parent (the “Setoff Amount”) pursuant to that certain Exclusive Patent License Agreement dated as June 17, 2009 between Parent and Seller (the “License Agreement”). Buyer shall exercise such right in good faith. If Buyer determines to exercise such right of setoff, notice shall be given to Seller of such determination at least 10 days prior to the due date of the payment to be reduced, and Parent, on behalf of Buyer, shall deposit an amount of cash equal to the Setoff Amount into escrow with Escrow Agent pursuant to the Amended Escrow Agreement, promptly upon the expiration of such 10-day notice period. Upon a final arbitration decision pursuant to Section 7.06 of this Agreement with respect to Seller’s obligation to pay all or any portion of any such Setoff Amount (or upon the joint written agreement of Buyer and Seller) Escrow Agent shall disburse the Setoff Amount, plus any accrued interest or other income thereon, in accordance with the terms of such final decision or written direction.  The parties agree that this Section 5.3 shall for all purposes constitute an amendment to the License Agreement, and that Seller shall not be entitled to terminate the License or to exercise any other remedy under the License Agreement solely as a consequence of the exercise of Buyer’s and Parent’s rights under this Section 5.03.

SECTION 5.04 Limitation on Indemnities.  No claim for indemnification may be made by Buyer under Section 5.02(a)(i) or by Seller under Section 5.02(b)(i) hereof with respect to any individual item of liability or damage unless and to the extent that the aggregate of all such claims by Buyer or by Seller, as the case may be, shall be in excess of $50,000, whereupon Buyer or Seller, as the case may be, shall be liable for all such claims, damages and liabilities, and not just those claims in excess of $50,000. Payments by an indemnifying party pursuant to Section 5.02 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received or recovered by the indemnified party from any third party with respect thereto.

SECTION 5.05 Indemnification Cap.  The maximum aggregate liability of Seller with respect to Claims for Losses pursuant to Section 5.02(a), and the maximum aggregate liability of Buyer with respect to Claims for Losses pursuant to Section 5.02(b), shall be the Purchase Price; provided, however, that there shall be no such limit in connection with any rights (a) to bring any claim, demand, suit or cause of action otherwise available based upon (i) any allegation or allegations that Seller or Buyer had an intent to defraud or made a willful or intentional misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby; (ii) any Claim by Buyer of any nature whatsoever based upon, arising out of or related to any Excluded Liability; or (iii) any Claim of any nature whatsoever resulting from a breach of the representations and warranties in the first sentence of Section 2.01(h) or Sections 2.01(l), 2.01(m) or 2.01(p); or (b) to enforce any judgment of a court of competent jurisdiction in connection with any claim, demand, suit or cause of action described in clause (a) of this Section 5.05.

SECTION 5.06 Remedies Exclusive.  The remedies provided in this Article V shall be the exclusive remedies of the parties for any matter for which indemnification may be sought pursuant to Section 5.02 of this Agreement; provided, however, that such exclusivity (i) shall not preclude any statutory or common law remedy in the nature of an injunction or other similar or equitable remedy, including without limitation, Buyer’s right to seek specific performance as provided in Section 3.06, and (ii) shall not limit either party’s remedies with respect to any matter described in clause (a) of Section 5.05.

SECTION 5.07 Effect on the Purchase Price.  Any payment made under Article V shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax as well as financial accounting purposes, except as otherwise required by GAAP for financial accounting purposes only.

ARTICLE VI

TERMINATION; AMENDMENT; WAIVER

SECTION 6.01 Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of the parties hereto;

(b)           by Buyer, if any of the conditions specified in Section 4.01 shall not have been fulfilled as of the Closing Date;

(c)           by Seller, if any of the conditions specified in Section 4.02 shall not have been fulfilled as of the Closing Date;

(d)           by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Buyer or cured by Seller within five business days after receipt of written notice of such breach from Buyer;

(e)            by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller or cured by Buyer within five business days after receipt of written notice of such breach from Seller;

(f)           by Buyer, on the one hand, or Seller, on the other hand, if (i) the Closing Date shall not have occurred on or before July 31, 2009 (provided, however, that the right to terminate this Agreement under this Section 6.01(f) shall not be available to any party whose failure to fulfill, or cause to be fulfilled, any obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such time) or (ii) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift or reverse) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, that if a proceeding shall have been initiated by a governmental entity to restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement, and such proceeding is continuing on the date six months after the date referred to in clause (f)(i) above, then Buyer, on the one hand, or Seller, on the other hand, may terminate this Agreement and abandon the transactions contemplated by this Agreement provided that such terminating party shall have caused any such proceeding to be dismissed as to all parties thereto.

SECTION 6.02 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 6.01(d) or (e), Buyer or Seller, as the case may be, shall be liable to the other for the material breach of this Agreement by such party which breach led to such termination. In the event of the termination of this Agreement pursuant to any other provision of Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of the Confidentiality Agreement dated April 14, 2009 (the “Confidentiality Agreement”) between Buyer and Seller, which shall survive the termination and abandonment of this Agreement.

SECTION 6.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of both parties.

SECTION 6.04 Extension; Waiver.  At any time prior to the Closing Date, Buyer, on the one hand, or Seller, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) to the extent permitted by applicable laws, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Expenses, etc.  Whether or not the transactions contemplated by this Agreement are consummated, none of the parties shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts, and Seller shall pay any Taxes and conveyance fees, recording charges (including any interest and penalties) related to or incurred in connection with the consummation of the transactions contemplated hereby. Seller shall duly and timely file all Tax Returns required to be filed in connection with such Taxes. Buyer, on the one hand, and Seller, on the other hand, will indemnify one another, and hold one another harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

SECTION 7.02 Execution in Counterparts.  For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 7.03 Notices. All notices and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three business days after deposit with the U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one business day after the business day of timely deposit with a recognized national courier service for next day delivery (or two business days after such deposit if timely deposited for second business day delivery), if delivered by such means or (d) one business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgement of complete transmission), to the parties as follows:

If to Seller, to:

Rick Kremer
9159 St. Rt. 118
Ansonia, OH  45303
Telephone Number: (937) 547-9633
Fax: (937) 547-9884

With a copy (which shall not constitute notice) to:

Valerie Bandstra, Esq.
Brown Winick
666 Grand Avenue, Suite 2000
Ruan Center
Des Moines, Iowa 50301
Telephone Number: (515) 242-2459
Fax: (515) 323-8559

If to Buyer, to:

GreenMan Renewable Fuel and Alternative Energy, Inc.
c/o GreenMan Technologies, Inc.
7 Kimball Lane, Building A
Lynnfield, Massachusetts, 01940
Attention: Charles E. Coppa, CFO
Telephone Number: (781) 224-2411
Fax: (781) 224-2411

With a copy (which shall not constitute notice) to:

Carl F. Barnes, Esq.
Morse, Barnes-Brown & Pendleton, P.C.
1601 Trapelo Road, Suite 205
Waltham, MA 02451
Telephone Number: (781) 622-5930
Fax: (781) 622-5933

or such other address or addresses as the above shall have designated by notice in writing to the above.

SECTION 7.04 Entire Agreement. This Agreement, its Exhibits and Schedules and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

SECTION 7.05 Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed by and determined in accordance with such laws.

SECTION 7.06 Dispute Resolution.  Except as provided in Section 1.04(d), and except for Buyer’s right under Section 3.06(d) to specific performance and/or other injunctive relief to enforce or prevent violations of Section 3.06, any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Agreement (or any subsequent agreements or amendments related thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, will be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the “Rules”), subject to the following:

(a)           The arbitration will take place in Des Moines, Iowa.

(b)           There will be a single arbitrator, who will be selected under the normal procedures prescribed in the Rules.

(c)           Subject to legal privileges, each party will be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

(d)           At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

(e)           The arbitrator’s decision will be in writing, will be binding and final and may be entered and enforced in any court of competent jurisdiction.

(f)           No party will be eligible to receive, and the arbitrator will not have the authority to award, exemplary, punitive, incidental, direct or consequential damages.

(g)           The arbitrator will not have the power to amend this Agreement.

(h)           The party prevailing in the arbitration shall be entitled to receive reimbursement of its costs, expenses and attorneys’ fees and disbursements, including the costs and expenses of experts and internal resources expended, incurred in connection with the arbitration. The other party to the arbitration shall pay the fees and expenses of the arbitrator and the American Arbitration Association. In the event that neither party prevails with respect to substantially all of the matters subject to the arbitration, the arbitrator shall have the power to determine which party, if either, shall be entitled to the reimbursements described in the first sentence of this Section 7.06(h), and which party (or parties) shall pay the fees an expenses described in the second sentence of this Section 7.06(h).

SECTION 7.07 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

SECTION 7.08 Binding Effect; Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.09 Assignability.  Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties.

SECTION 7.10 Public Announcements.  Buyer, on the one hand, and Seller, on the other hand, will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the written consent of the other parties hereto, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 7.10 or in any other provision of this Agreement shall be construed to prevent or delay Parent from complying with its public disclosure obligations under the rules and regulations of the Securities and Exchange Commission.

SECTION 7.11 Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

SECTION 7.12 Interpretation.  Time is of the essence of this Agreement. Unless otherwise qualified, references in this Agreement to “Article”, “article”, “Section” or “section” are to provisions of this Agreement and a reference thereto includes any subparts. The descriptive headings of the articles and sections, or of or in the Exhibits and Schedules, are inserted for convenience only and are not a part of this Agreement. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation.

SECTION 7.13. Joint Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties in connection herewith will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection with this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GreenMan Alternative Energy, Inc.

By /s/ Lyle Jensen
Name: Lyle Jensen
Title: President

For purposes of Sections 1.02, 4.02(c), 4.02(d)(ii), 4.02(d)(iii) and 5.03 only:

GreenMan Technologies, Inc.

By /s/ Lyle Jensen
Name: Lyle Jensen
Title: President

American Power Group, Inc.

By /s/ Rick Kremer
Name: Rick Kremer
Title: President

[Asset Purchase Agreement]